Schedule B

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
0.5 x (individual fund fee rate + group fee rate)
Fidelity School Street Trust	Fidelity Series International Credit Fund	07/25/2017	0.5 x (45 bp + group fee rate)

Fidelity Management & Research Company LLC	Fidelity Management & Research (Hong Kong) Limited

By:

/s/Christopher J. Rimmer ______

By:

/s/Christopher J. Rimmer __________

Name:

Christopher J. Rimmer

Name:

Christopher J. Rimmer

Title:

Treasurer

Title:

Treasurer